Exhibit 5.1

RICHARDSON & PATEL LLP

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1183

Facsimile (310) 208-1154

May 26, 2011

DAIS ANALYTIC CORPORATION

11552 Prosperous Drive

Odessa, FL 33556

Re:	DAIS ANALYTIC CORPORATION

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Dais Analytic Corporation, a New York corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of (i) the offering and sale by the Company of up to 4,312,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 562,500 shares of Common Stock subject to the underwriter’s over-allotment option, and (ii) resale by MDB Capital Group LLC (the “Underwriter”) of a warrant (the “Underwriter’s Warrant”) issued by the Company to the Underwriter as additional underwriting compensation in connection with the offer and sale of the Shares, and (iii) offering and sale by the Company of the shares of Common Stock issuable upon exercise of the Underwriter’s Warrant (the “Warrant Shares”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Underwriter’s Warrant, the Warrant Shares, the Certificate of Incorporation and all amendments thereto of the Company, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that when (i) the Board of Directors of the Company or a duly appointed committee thereof determines the ratio of the reverse split and the price per share of the Shares; (ii) the amendment to the Company’s Certificate of Incorporation has been duly filed with the Secretary of State of New York; and (iii) the Underwriting Agreement and Warrant Agreement have been duly executed and delivered by the parties thereto, (x) the issuance and sale of the Shares will have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable; (y) the Underwriter’s Warrant will be validly issued and represent a binding obligation of the Company; and (z) the issuance and sale of the Warrant Shares will have been duly authorized, and, upon payment and delivery following exercise in accordance with the terms of the Underwriter’s Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any matters governed by any laws other than the Business Corporation Law of the State of New York. The reference and limitation to “New York Business Corporation Law” includes the statutory provisions and all applicable provisions of the Constitution of the State of New York and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares, Underwriter’s Warrant or Warrant Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares, Underwriter’s Warrant or Warrant Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP